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SEC 1745  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(6-00) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                                                       -------------------------
                            UNITED STATES              OMB APPROVAL
                 SECURITIES AND EXCHANGE COMMISSION    -------------------------
                       WASHINGTON, D.C. 20549          OMB Number: 3235-0145
                                                       -------------------------
                                                       Expires: October 31, 2002
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                            SCHEDULE 13G               Estimated average burden
                                                       hours per response. . .
                                                       14.9
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                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                        LEARNING TREE INTERNATIONAL, INC.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   522015-10-6
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                                 (CUSIP Number)


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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP No. 522015-10-6
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            1.     Names of Reporting Persons.
                   I.R.S. Identification Nos. of above persons (entities only).
                   Eric R. Garen
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            2.    Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)

                  (b)
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            3.    SEC Use Only

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            4.     Citizenship or Place of Organization
                   United States of America
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                    5.      Sole Voting Power
Number of                       3,695,030
Shares           ---------------------------------------------------------------
Beneficially        6.      Shared Voting Power
Owned by                        0
Each Reporting   ---------------------------------------------------------------
Person With         7.      Sole Dispositive Power
                                3,695,030
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                    8.      Shared Dispositive Power
                                0
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            9.     Aggregate Amount Beneficially Owned by Each Reporting
                   Person    3,695,030
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            10.    Check if the Aggregate Amount in Row (9) Excludes Certain
                   Shares (See Instructions)
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            11.    Percent of Class Represented by Amount in Row (9)
                        17%
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            12.    Type of Reporting Person (See Instructions)           IN
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


ITEM 1.
            (a)         Name of Issuer       Learning Tree International, Inc.

                        Address of Issuer's Principal Executive
            (b)         Offices  6053 West Century Boulevard,
                        Los Angeles, CA 90045

ITEM 2.
            (a)         Name of Person Filing   Eric R. Garen

            (b) Address of Principal Business Office or, if none, Residence 6053 West Century Boulevard, Los Angeles, CA 90045

            (c)         Citizenship  United States of America

            (d)         Title of Class of Securities     Common Stock

            (e)         CUSIP Number     522015-10-6


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)         [ ]     Broker or dealer registered under section
                                15 of the Act (15 U.S.C. 78o).

            (b)         [ ]     Bank as defined in section 3(a)(6) of the
                                Act (15 U.S.C. 78c).

            (c)         [ ]     Insurance company as defined in section
                                3(a)(19) of the Act (15 U.S.C. 78c).

            (d)         [ ]     Investment company registered under
                                section 8 of the Investment Company Act
                                of 1940 (15 U.S.C 80a-8).

            (e)         [ ]     An investment adviser in accordance with
                                Section 240.13d-1(b)(1)(ii)(E);

            (f)         [ ]     An employee benefit plan or endowment
                                fund in accordance with
                                Section 240.13d-1(b)(1)(ii)(F);

            (g)         [ ]     A parent holding company or control
                                person in accordance with Section
                                240.13d-1(b)(1)(ii)(G);

            (h)         [ ]     A savings associations as defined in
                                Section 3(b) of the Federal Deposit
                                Insurance Act (12 U.S.C. 1813);

            (i)         [ ]     A church plan that is excluded from the
                                definition of an investment company under
                                section 3(c)(14) of the Investment
                                Company Act of 1940 (15 U.S.C. 80a-3);

            (j)         [ ]     Group, in accordance with
                                Section 240.13d-1(b)(1)(ii)(J).
N/A

ITEM 4.     OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)      Amount beneficially owned:      3,695,030

            (b)      Percent of class:        17%

            (c)      Number of shares as to which the person has:

                     (i)        Sole power to vote or to direct the vote
                                3,695,030
                     (ii)       Shared power to vote or to direct the
                                vote
                                    0
                     (iii) Sole power to dispose or to direct the disposition of 3,695,030

                     (iv)       Shared power to dispose or to direct the
                                disposition of        0


Includes 1,474,664 shares held by certain trusts as to which Mr. Garen disclaims beneficial ownership and 270,380 shares held by the Garen Family Foundation as to which he disclaims beneficial ownership.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP


N/A

ITEM 10.    CERTIFICATION

            (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              October 10, 2001
                              ----------------------------------------
                              (Originally submitted February 14, 2001)


                                /s/  ERIC R. GAREN
                              ----------------------------------------
                              Signature
                              Eric R. Garen
                              Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
             CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)